Exhibit 99.1
Sleep Number Issues Statement
Regarding Shareholder Letter

MINNEAPOLIS – September 13, 2023 – Sleep Number Corporation (“Sleep Number” or the “Company”) (Nasdaq: SNBR), a wellness technology leader, today issued the following statement regarding the press release from Stadium Capital Management, LLC (“Stadium Capital”), one of the Company’s shareholders:

The Sleep Number Board and management team are committed to acting in the best interests of the Company and all of its shareholders. They maintain regular communication with the Company’s shareholders and welcome all constructive input that furthers the goal of enhancing shareholder value.

To this end, members of the Sleep Number Board and management team have engaged in regular discussions with Stadium Capital to better understand its views with respect to the Company, and they intend to continue that dialogue. The Company’s Independent Lead Director has also met with Stadium Capital several times separately from management. The Board has moved expeditiously to put together a proposal that demonstrates that Sleep Number has listened closely to Stadium Capital and offered an opportunity for Stadium Capital to participate in the selection of a new independent director.

Sleep Number is confident in the Company’s strategy and remains intensely focused on continuing to strengthen its brand, culture and distinct competitive advantages to drive meaningful value for shareholders, while managing ongoing macro-environment challenges.

The Sleep Number Board is comprised of ten highly qualified directors, nine of whom are independent and three of whom have joined the Board in the last four years. Together our directors have the skills, diversity and expertise to oversee the execution of the Company’s strategy.

About Sleep Number

Sleep Number is a wellness technology company. We are guided by our purpose to improve the health and wellbeing of society through higher quality sleep; to date, our innovations have improved over 14.5 million lives. Our wellness technology platform helps solve sleep problems, whether it’s providing individualized temperature control for each sleeper through our Climate360® smart bed or applying our 22 billion hours of longitudinal sleep data and expertise to research with global institutions.

Exhibit 99.1
Our smart bed ecosystem drives best-in-class engagement through dynamic, adjustable, and effortless sleep with personalized digital sleep and health insights; our millions of smart sleepers are loyal brand advocates. And our nearly 5,000 mission-driven team members passionately innovate to drive value creation through our vertically integrated business model, including our exclusive direct-to-consumer selling in 675 stores and online.

To learn more about life-changing, individualized sleep, visit a Sleep Number store near you, our newsroom and investor relations sites, or SleepNumber.com.

Forward-looking Statements

Statements used in this release relating to future plans and the Company’s strategy are forward-looking statements subject to certain risks and uncertainties. Additional information concerning these, and other risks and uncertainties, is contained in the Company’s filings with the Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K, and other periodic reports filed with the SEC. The Company has no obligation to publicly update or revise any of the forward-looking statements in this release.

Julie Elepano
Sleep Number Public Relations
julie.elepano@sleepnumber.com

David Schwantes
Sleep Number Investor Relations
David.schwantes@sleepnumber.com